Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

SENIOR EXECUTIVES OF VITAL IMAGES IMPLEMENT RULE 10b5-1

PRE-ARRANGED STOCK SALES PLANS

Minneapolis, Sept. 15, 2004—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, announced today that President and Chief Executive Officer Jay Miller and Chief Financial Officer Gregory Furness have adopted Rule 10b5-1 trading plans to sell a portion of their company stock over time as part of their individual long-term strategies for asset diversification and tax planning. The stock to be sold under the plans is being acquired through the exercise of stock options that expire in May 2005. The stock trading plans are being set up in accordance with Rule 10b5-1 under the Securities and Exchange Act of 1934 and Vital Images’ policies regarding stock transactions.

Rule 10b5-1 permits corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Miller’s plan covers the resale of 40,000 shares, and Furness’ plan covers the resale of 72,000 shares.  The plans went into effect on September 14, 2004. Under the terms of both plans, sales can be made from time to time starting October 1, 2004 at fixed prices above the current market price.  Both plans expire in May 2005 and may be amended.

About Vital Images

Vital Images is a leading provider of advanced visualization software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at http://www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform

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Vital Images, Inc.

Sept. 15, 2004

Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and most recent Form 10-Q for the quarter ended June 30, 2004.

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